EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SodaStream International Ltd.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin Somekh Chaikin
Certified Public Accountants (lsr.)
Member Firm of KPMG International

Tel Aviv, Israel

April 4, 2011